Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Deron Smith	Diane McKenna
214.443.7568	214.265.2595
deron.smith@edelman.com	dmckenna@metropcs.com

MetroPCS® Announces Signing of 1.5 Millionth Customer

DALLAS – February 28, 2005 - MetroPCS announces today that this week marks the signing of its 1.5 millionth customer. MetroPCS provides unlimited anytime local and domestic long distance wireless service for one flat monthly rate with no contract in metropolitan markets including Atlanta, Miami, San Francisco and Sacramento.

This milestone is a direct result of the demand for wireless service that allows consumers to pay by the month and not by the minute. MetroPCS service plans start at $35 per month for unlimited, anytime local calling and $40 per month for unlimited anytime local and domestic long distance service in the contiguous United States. MetroPCS service requires no contract and no credit check.

“Our growth is an indication of how much our customers want and need a flat rate wireless service.” said Roger Linquist, founder and chief executive officer of MetroPCS. “The demand for our product is a direct result of our ability to free people from the burden of counting minutes and signing contracts.”

As a result of the company’s strong growth, MetroPCS plans to begin offering service in the Tampa/Sarasota area before the end of 2005.

“MetroPCS plans to continue to increase our subscribers in our existing markets and expand the company through the launch of new markets,” added Linquist.

About MetroPCS, Inc.

Dallas-based MetroPCS, Inc. is a wholly owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 20 PCS licenses in the greater Miami, Tampa, Sarasota, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and domestic long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive.